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                                                         EXHIBIT NO. EX-99.g.1.a


                            JACOB INTERNET FUND INC.

                 AMENDMENT TO THE CUSTODIAN SERVICING AGREEMENT


     THIS AMENDMENT dated as of January 1, 2002 to the Custodian Servicing Agreement dated as of August 27, 1999, by and between Jacob Internet Fund Inc., a Maryland corporation, and Firstar Bank, N.A, shall be as follows:

     Effective January 1, 2002, the name Firstar Bank, N.A. has been changed to U.S. Bank, N.A. Accordingly, all references to Firstar Bank, N.A. in this Agreement should be replaced with U.S. Bank, N.A. Similarly, any references to Firstar Mutual Fund Services, LLC should be replaced with U.S. Bancorp Fund Services, LLC.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

JACOB INTERNET FUND INC.                   U.S. BANK, N.A.


By: /s/Ryan Jacob                          By:  /s/Joseph C. Neuberger
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